Exhibit 99.1

DATE: March 29, 2012

MEDIA CONTACT: Jeff Pounds (918) 573-3332	INVESTOR CONTACT: Sharna Reingold (918) 573-2078

Williams Partners Provides Information on Status of Lathrop Compressor Station

TULSA, Okla. – Williams Partners L.P. (NYSE:WPZ) today provided an update on the status of the Lathrop compressor station near Springville in Susquehanna County, Pa., following a flash fire this morning. Williams (NYSE:WMB) owns 72 percent of Williams Partners, including the general-partner interest.

Based on available information, management of Williams Partners and Williams expect the financial impact of the fire to be immaterial to their financial condition, liquidity and, respectively, the distributions and dividends they pay to unitholders and shareholders.

Recent volumes at the Lathrop compressor station equate to approximately 365 million cubic feet of gas per day.

Williams Partners’ assessment of damage to the facility is ongoing. Preliminary visual assessment shows that the structure sustained the brunt of the damage, while equipment and flooring inside the structure remain in place.

All employees and contractors at the facility are accounted for and there were no injuries. Emergency shutdown equipment worked properly to isolate and minimize the incident, and emergency procedures were immediately activated.

The cause of the fire is unknown and is under investigation.

About Williams Partners L.P. (NYSE: WPZ)

Williams Partners L.P. is a leading diversified master limited partnership focused on natural gas transportation; gathering, treating, and processing; storage; natural gas liquid (NGL) fractionation; and oil transportation. The partnership owns interests in three major interstate natural gas pipelines that, combined, deliver 14 percent of the natural gas consumed in the United States. The partnership’s gathering and processing assets include large-scale operations in the U.S. Rocky Mountains and both onshore and offshore along the Gulf of Mexico. Williams (NYSE: WMB) owns approximately 72 percent of Williams Partners, including the general-partner interest. More information is available at www.williamslp.com.

About Williams (NYSE: WMB)

Williams is one of the leading energy infrastructure companies in North America. It owns interests in or operates 15,000 miles of interstate gas pipelines, 1,000 miles of NGL transportation pipelines, and more than 10,000 miles of oil and gas gathering pipelines. The company’s facilities have daily gas processing capacity of 6.6 billion cubic feet of natural gas and NGL production of more than 200,000 barrels per day. Williams owns the general-partner interest and a 73 percent limited-partner ownership interest in Williams Partners L.P. (NYSE: WPZ), one of the largest diversified energy master limited partnerships. Williams Partners owns most of Williams’ interstate gas pipeline and domestic midstream assets. Williams’ headquarters is in Tulsa, Okla. More information is available at www.williams.com.

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although Williams Partners and Williams believe any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in Williams’ and Williams Partners’ annual reports on Form 10-K filed with the Securities and Exchange Commission on Feb. 28, 2012.